                                                                    EXHIBIT 11.1


                            HARMONIC LIGHTWAVES, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED                NINE MONTHS ENDED
                                             ------------------------------    ------------------------------
                                             SEPTEMBER 26,    SEPTEMBER 27,    SEPTEMBER 26,    SEPTEMBER 27,
                                                  1997            1996             1997             1996
                                             -------------    -------------    -------------    -------------
Net Income                                      $   413          $ 1,741          $ 4,349          $ 3,513
                                                =======          =======          =======          =======

Weighted average shares outstanding:
   Common stock                                  10,384           10,150           10,321           10,072
   Common stock issuable upon exercise
     of options and warrants                      1,204            1,427            1,252            1,355
                                                -------          -------          -------          -------

Weighted average common
   shares and equivalents                        11,588           11,577           11,573           11,427
                                                =======          =======          =======          =======

Net income per share (1)                        $  0.04          $  0.15          $  0.38          $  0.31
                                                =======          =======          =======          =======



(1) Computed in the manner described in Note 3 to Notes to Condensed Consolidated Financial Statements.